EXhibit 3.4

DATED                                2026

(1)ATII HOLDINGS INC.

(2)ARCHIMEDES TECH SPAC PARTNERS II CO.

PLAN OF MERGER

REF: SMB/EM/a8218-190266

	TABLE OF CONTENTS

CLAUSE		Page
1.	Definitions and Interpretation	2
2.	PLAN OF MERGER	2
3.	Variation	4
4.	Termination	4
5.	Counterparts	4
6.	Governing Law	4

i

THIS PLAN OF MERGER is made on                                        2026

BETWEEN

(1)	ATII Holdings Inc., a corporation incorporated under the laws of the State of Delaware having its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808 (the “Surviving Company”); and
(2)

Archimedes Tech SPAC Partners II Co., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of the agreement and plan of merger dated April 20, 2026 between, among others, the Surviving Company, the Merging Company and Forge Nano, Inc. (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part 16 of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) and the laws of the State of Delaware, U.S.

(B)

The members of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act.

IT IS AGREED

1.	Definitions and Interpretation
1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.
2.	PLAN OF MERGER
2.1	Company Details:
(a)	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.
(b)	The surviving company (as defined in the Companies Act) is the Surviving Company. At the Effective Date (as defined below), the name of the surviving company shall be “Forge Nano Holdings, Inc.”.
(c)

The registered office of the Surviving Company is 251 Little Falls Drive, Wilmington, Delaware 19808. The registered office of the Merging Company is at the offices of Walkers Corporate Limited; 190 Elgin Avenue; George Town; Grand Cayman KY1-9008; Cayman Islands. At the Effective Date the registered office of the Surviving Company shall remain to be at 251 Little Falls Drive, Wilmington, Delaware 19808.

(d)	Immediately prior to the Effective Date, the total number of shares of capital stock which the Surviving Company is authorised to issue is 100 shares of common stock, par value $0.0001 per share.
(e)

Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$40,100 divided into 400,000,000 ordinary shares with a nominal or par value of US$0.0001 each and 1,000,000 preference shares with a nominal or par value of US$0.0001 each.

2.2	Effective Date

In accordance with section 237(15) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Date”).

2.3	Terms and Conditions; Share Rights
(a)

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company at the Effective Date are set out in the certificate of incorporation and bylaws of the Surviving Company.
(c)

From the Effective Date, the certificate of incorporation and bylaws of the Surviving Company shall be the certificate of incorporation and bylaws annexed at Annexure 2 hereto, including providing for the updated name of the Surviving Company following the Merger, being “Forge Nano Holdings, Inc.”.

2.4	Directors’ Interests in the Merger
(a)	The names and addresses of each director of the Surviving Company are:
(i)	Paul Lichty of 12300 Grant St. #100, Thornton, CO 80241;
(ii)	Michael Danner of 12300 Grant St. #100, Thornton, CO 80241;
(iii)	David Goggins of 12300 Grant St. #100, Thornton, CO 80241;
(iv)	Millicent Pitts-DiCicco of 12300 Grant St. #100, Thornton, CO 80241;
(v)	Jimmy Smith of 12300 Grant St. #100, Thornton, CO 80241;
(vi)	Kamal Bherwani of 12300 Grant St. #100, Thornton, CO 80241; and
(vii)	Ben Landen of 12300 Grant St. #100, Thornton, CO 80241.
(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger in their capacities as directors.
2.5	Secured Creditors
(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
3.	Variation
3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the boards of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and
(b)

effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Surviving Company and the Merging Company to effect.

4.	Termination
4.1

At any time prior to the Effective Date, this Plan of Merger may be terminated by the boards of directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	Counterparts
5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	Governing Law
6.1

This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands. The Companies hereby agree to submit any dispute arising from this Plan of Merger to the exclusive jurisdiction of the state or federal court located in Delaware (or in any appellate court thereof).

[Signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of ATII Holdings Inc.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	Long Long
)
	)	Title:	Chief Executive Officer

SIGNED for and on behalf of Archimedes Tech SPAC Partners II Co.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	Long Long
)
	)	Title:	Chief Executive Officer

Annexure 1

Merger Agreement

Annexure 2

certificate of incorporation and bylaws of Surviving Company